Exhibit 4.1
CERTIFIED COPY
OF
SECURITIES RESOLUTION NO. 5
OF
WISCONSIN ENERGY CORPORATION
     I, KEITH H. ECKE, Assistant Corporate Secretary of WISCONSIN ENERGY CORPORATION (the “Company”), do hereby certify that the attached is a true and correct copy of Securities Resolution No. 5 under the Indenture dated as of March 15, 1999, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Trust Company, National Association) (successor to Bank One Trust Company, N.A.) (successor to The First National Bank of Chicago), as Trustee, which has been duly adopted by the Vice President and Treasurer of the Company pursuant to authorization delegated to him by the Board of Directors (the “Board”) of the Company at a meeting duly called and held on December 7, 2006 and by the Finance Committee of the Board at a meeting duly called and held on April 26, 2007; that a quorum of each of said Board and the Finance Committee, respectively, were present at said meeting and voted throughout; and I do further certify that said resolution has not been rescinded and remains in full force and effect.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of said WISCONSIN ENERGY CORPORATION this 11th day of May, 2007.

/s/ Keith H. Ecke Keith H. Ecke Assistant Corporate Secretary
(CORPORATE SEAL)

2007 SERIES A JUNIOR SUBORINATED NOTES DUE 2067
SECURITIES RESOLUTION NO. 5
OF
WISCONSIN ENERGY CORPORATION
     The actions described below are taken by the Board (as defined in the Indenture referred to below) of WISCONSIN ENERGY CORPORATION (the “Company”), or by an Officer or committee of Officers pursuant to Board delegation, pursuant to resolutions adopted by the Board of Directors of the Company as of December 7, 2006, resolutions adopted by the Finance Committee of the Board of Directors of the Company as of April 26, 2007 and Section 2.01 of the Indenture dated as of March 15, 1999 (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Trust Company, National Association) (successor to Bank One Trust Company, N.A.) (successor to The First National Bank of Chicago), as trustee. Terms used herein and not defined have the same meaning as in the Indenture.
     RESOLVED, that a new series of Securities is authorized as follows:
1. The title of the series is 2007 Series A Junior Subordinated Notes due 2067 (“Junior Subordinated Notes”).
2. The form of the Junior Subordinated Notes shall be substantially in the form of Exhibit 1 hereto.
3. The Junior Subordinated Notes shall have the terms set forth in Exhibit 1.
4. The Junior Subordinated Notes shall have such other terms as are set forth in Exhibit 2 hereto.
5.	The Junior Subordinated Notes shall be sold to the underwriter(s) named in the Prospectus Supplement dated May 8, 2007 on the following terms:
Aggregate Principal Amount: $500,000,000
Price to Public: 99.734%
Underwriting Discount: 1.00%
Closing Date: May 11, 2007
     This Securities Resolution shall be effective as of May 8, 2007.

EXHIBIT 1

No.	$
WISCONSIN ENERGY CORPORATION
2007 Series A Junior Subordinated Notes due 2067
WISCONSIN ENERGY CORPORATION

promises to pay to

or registered assigns the principal sum of on May 15, 2067	Dollars

Interest Payment Dates:	Fixed Rate Period – May 15 and November 15 Floating Rate Period – February 15, May 15, August 15 and November 15

Record Dates:	So long as the Notes remain in book-entry only form registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for each interest payment date will be the business day immediately preceding the applicable interest payment date. If the Notes are not in book-entry only form registered in the name of DTC or its nominee, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) immediately preceding the applicable interest payment date.

Dated:

THE BANK OF NEW YORK	WISCONSIN ENERGY CORPORATION
TRUST COMPANY, N.A.
Transfer Agent and Paying Agent

by

Authenticated:	[Title of Authorized Officer]

THE BANK OF NEW YORK	(CORPORATE SEAL)
TRUST COMPANY, N.A.
Registrar, by

Authorized Signature	Assistant Corporate Secretary

Wisconsin Energy Corporation
2007 Series A Junior Subordinated Notes due 2067
1.	Interest.

Wisconsin Energy Corporation (the “Company”), a Wisconsin corporation, promises to pay interest on the principal amount of the Securities (as defined in Section 4) at the rates and in the manner set forth below. The stated maturity of the principal of the Securities shall be May 15, 2067 (the “Stated Maturity”), and any accrued and theretofore unpaid interest on the Securities shall be due and payable at such date.

The Securities shall bear interest at (i) the rate of 6.25% per annum (the “Fixed Coupon Rate”) up to, but not including, May 15, 2017 (the “Fixed Rate Period”), and (ii) a rate equal to the Three-Month LIBOR Rate (as defined below) plus 211.25 basis points (2.1125%) per annum, reset quarterly on the LIBOR Rate Reset Dates (as defined below) (the “Floating Coupon Rate” and, together with the Fixed Coupon Rate, the “Coupon Rate”), from May 15, 2017 up to, but not including, the Stated Maturity (the “Floating Rate Period”), and shall bear interest on any overdue principal at the prevailing Coupon Rate and (to the extent that payment of such interest is enforceable under applicable law) on any overdue or deferred installment of interest at the then prevailing Coupon Rate, compounded semi-annually for the Fixed Rate Period and quarterly for the Floating Rate Period, payable (subject to the right of the Company to defer interest payments, as described below) semi-annually in arrears on May 15 and November 15 of each year during the Fixed Rate Period and quarterly in arrears on February 15, May 15, August 15 and November 15 of each year during the Floating Rate Period (each, an “Interest Payment Date”), commencing November 15, 2007 for the Fixed Rate Period and August 15, 2017 for the Floating Rate Period.

With respect to the Securities, the term “Interest Period” shall mean each period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except that the first Interest Period shall commence on the date of original issuance.

During the Fixed Rate Period, the amount of interest payable for any semi-annual interest accrual period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (and for any period shorter than a full semi-annual period, on the basis of the actual number of days elapsed during such period using 30-day calendar months), and during the Floating Rate Period, the amount of interest payable for any quarterly Interest Period shall be computed by multiplying the Floating Coupon Rate for that quarterly Interest Period by a fraction, the numerator of which shall be the actual number of days elapsed during that quarterly Interest Period (determined by including the first day of the Interest Period and excluding the last day), and the denominator of which shall be 360. During the Fixed Rate Period, if an Interest Payment Date or a Redemption Date (as defined below) falls on a day that is not a Business Day (as defined below), the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date or Redemption Date, as applicable. During the Floating Rate Period, if any Interest

Payment Date, other than a Redemption Date or the Stated Maturity of the Securities, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. During the Floating Rate Period, if a Redemption Date or the Stated Maturity of the Securities falls on a day that is not a Business Day, the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Redemption Date or the Stated Maturity. During the Floating Rate Period, if any LIBOR Rate Reset Date (as defined below) falls on a day that is not a LIBOR Business Day, the LIBOR Rate Reset Date shall be postponed to the next day that is a LIBOR Business Day, except that if that LIBOR Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date shall be the immediately preceding LIBOR Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date shall be the applicable interest rate as reset on that date and the interest rate applicable to any other day shall be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

“Business Day” means any day that is not a Saturday, a Sunday, a day on which banking institutions in New York City are not required to be open or a day on which the Federal Reserve Bank of New York is not open.

“Calculation Agent” means The Bank of New York Trust Company, N.A., or other successor firm appointed by the Company to act as calculation agent.

“LIBOR Business Day” means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Rate Reset Date” means, subject to the fourth paragraph of this Section 1, February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2017.

“Redemption Date” means the date fixed for such redemption by or pursuant to this Securities Resolution.

“Reuters LIBOR01 Page” means the display designated on page LIBOR01 on Reuters Page (or such other page as may replace the LIBOR01 page on such service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Reuters Page” means the display on Reuters Money 3000 Service, or any successor service, on the Reuters LIBOR01 Page or any replacement page or pages on that service.

“Three-Month LIBOR Rate” means, with respect to each Interest Period commencing on a LIBOR Rate Reset Date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a three-month maturity that appears on Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Interest Determination Date for that Interest Period as determined by the Calculation Agent. If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Interest Determination Date for that Interest Period, such Three-Month LIBOR Rate shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the applicable LIBOR Rate Reset Date and ending on the next LIBOR Rate Reset Date (for purposes of this definition, the “Relevant Period”) and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time are offered to prime banks in the London Inter-Bank Market by the London offices of four major reference banks in the London Inter-Bank Market, selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR Interest Determination Date for that Interest Period. The Calculation Agent shall request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, the Three-Month LIBOR Rate with respect to that Interest Period shall be the arithmetic average (rounded, if necessary, to the nearest one-hundredth (0.01) of a percent) of such quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate with respect to that Interest Period shall be the arithmetic average (rounded, if necessary, to the nearest one-hundredth (0.01) of a percent) of the rates quoted by three major banks in New York City, selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks for the Relevant Period and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, the interest rate for that Interest Period shall be the rate in effect on that LIBOR Interest Determination Date. The establishment of the Three-Month LIBOR Rate for each Interest Period commencing on or after May 15, 2017 by the Calculation Agent shall (in the absence of manifest error) be final and binding.

The Company shall have the right, at any time and from time to time during the term of the Securities, to defer the payment of all or part of the current and accrued interest for a period not exceeding 10 consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity of the Securities. During an Optional Deferral Period, interest (calculated for each Interest Period in the manner provided herein, as if the interest payment had not been so deferred) shall be compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period. Any deferred interest on the Securities shall accrue interest at a rate equal to the Coupon Rate then applicable to the Securities, to the extent permitted by applicable law. At the end of the Optional Deferral Period, the Company shall pay all interest accrued and unpaid (together with interest thereon) to the person in whose name the Securities are registered at the close of business on the record date for the Interest

Payment Date on which such Optional Deferral Period ended; provided that any such accrued and unpaid interest payable at the Stated Maturity or any Redemption Date shall be paid to the person to whom principal is payable.

Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed 10 consecutive years at any one time or extend beyond the Stated Maturity of the Securities. Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements. No interest shall be due and payable during an Optional Deferral Period, except at the end thereof. The Company shall give the Trustee notice of its election of an Optional Deferral Period at least 10 days and not more than 60 days before the applicable Interest Payment Date. The Trustee shall promptly forward notice of such election to each Holder of record of the Securities.

2.	Method of Payment.

The Company will pay interest on the Securities to the persons who are registered holders of the Securities at the close of business on the record date for the next Interest Payment Date, except as otherwise provided in the Indenture. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder’s registered address.

3.	Securities Agents.

Initially, The Bank of New York Trust Company, N.A. will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.	Indenture.

The Company issued the securities of this series (the “Securities”) under an Indenture dated as of March 15, 1999 (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Trust Company, National Association) (successor to Bank One Trust Company, N.A.) (successor to The First National Bank of Chicago) (the “Trustee”). The terms of the Securities include those stated in the Indenture and in the Securities Resolution establishing the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb). Securityholders are referred to the Indenture, the Securities Resolution and such Act for a statement of such terms.

5.	Redemption.

The Securities will be redeemable at the election of the Company before May 15, 2017, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to the Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after May 15, 2017, the Securities will be redeemable at the election of the Company, at any time in whole and from time to time in part, at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

If before May 15, 2017, a Tax Event (as defined below) shall occur and be continuing, the Securities may be redeemable at the election of the Company, in whole but not in part, at any time within 90 days following the occurrence of the Tax Event, at a Redemption Price equal to the Tax Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the Redemption Date.

If before May 15, 2017, a Rating Agency Event (as defined below) shall occur and be continuing, the Securities may be redeemable at the election of the Company, in whole and from time to time in part, at a Redemption Price equal to the Rating Agency Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the Redemption Date.

“Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Securities being redeemed or (ii) as determined by the Quotation Agent (as defined below) as of the Redemption Date, the sum of the present value of each scheduled payment of principal of and interest on the Securities from the Redemption Date to May 15, 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Securities to be redeemed was payable on May 15, 2017), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 25 basis points.

“Comparable Treasury Issue” means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the Redemption Date to May 15, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after May 15, 2017, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate (as defined below) shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations (as defined below), of up to five Reference Treasury Dealer Quotations for such Redemption Date, or (ii) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations received.

“Quotation Agent” means a Reference Treasury Dealer selected by the Company for the purpose of performing the functions of the Quotation Agent under the terms of this Securities Resolution.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that currently publishes a rating for the Company (and any successor statistical rating organization) in the equity credit criteria for securities such as the Securities resulting in a lower equity credit to the Company, as certified in an Officer’s Certificate to the Trustee by the Company, than the equity credit assigned by such rating agency to the Securities on May 8, 2007.

“Rating Agency Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Securities being redeemed or (ii) as determined by the Quotation Agent as of the Redemption Date, the sum of the present value of each scheduled payment of principal of and interest on the Securities from the Redemption Date to May 15, 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Securities to be redeemed was payable on May 15, 2017), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and up to three additional nationally recognized investment banking firms specified by the Company that are primary U.S. Government Securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) as provided in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Tax Event” means the receipt by the Company of an Opinion of Counsel experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authorities thereof or therein; (ii) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation) (each, an “Administrative Action”); or (iii) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, which amendment, clarification, or change is effective, or which Administrative Action is taken or which judicial decision, interpretation or pronouncement is issued, in each case after May 8, 2007, there is more than an insubstantial risk that interest payable by the Company on the Securities is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

“Tax Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Securities being redeemed or (ii) as determined by the Quotation Agent as of the Redemption Date, the sum of the present value of each scheduled payment of principal of and interest on the Securities from the Redemption Date to May 15, 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Securities to be redeemed was payable on May 15, 2017), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

“Treasury Rate” means (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the time period from the Redemption Date to May 15, 2017 (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined by the Quotation Agent and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

Promptly after the calculation of the Redemption Price of the Securities, the Company shall give the Trustee notice thereof and the Trustee shall have no responsibility for any such calculation.

Notice of redemption shall be given by mail to Holders of Securities of this series, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture. As provided in the Indenture, notice of redemption at the election of the Company as aforesaid may state that such redemption shall be conditional upon the receipt by the applicable Paying Agent or Agents of money sufficient to pay the principal of and premium, if any, and interest, if any, on the Securities on or prior to the date fixed for such redemption; a notice of redemption so conditioned shall be of no force or effect if such money is not so received and, in such event, the Company shall not be required to redeem the Securities.

In the event of redemption of the Securities in part only, a new Security or Securities of this series, of like tenor, representing the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities shall not be entitled to the benefit of any sinking fund or analogous provision.

Procedures for redemption of the Securities will be governed by Article 3 of the Indenture.

6.	Subordination

The Company resolves, and each Holder of the Securities issued hereunder by such Holder’s acceptance thereof covenants and agrees, that all Securities shall be issued subject to the provisions of this Section 6; and each Holder of the Securities, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, premium, if any, and interest on the Securities issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), whether outstanding at the date of this Securities Resolution or thereafter incurred.

This Section 6 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

No provision of this Section 6 shall prevent the occurrence of any default or Event of Default with respect to the Securities.

“Senior Indebtedness” means all of the Company’s obligations whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following: (i) all indebtedness for money borrowed; (ii) all indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company; (iii) all capital lease obligations; (iv) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sales obligations of the Company and all obligations of the Company under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business); (v) all obligations of the Company for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for the account of the Company; (vi) all obligations of the types referred to in clauses (i), (ii), (iii), (iv) and (v) above of others which the Company has assumed, guaranteed or otherwise becomes liable for, under any agreement; and (vii) all obligations of the types referred to in clauses (i), (ii), (iii), (iv) and (v) above of others which are secured by any lien on any of the Company’s property, whether or not such obligation is assumed by the Company; provided, that, the term “Senior Indebtedness” shall not include: (a) any indebtedness or obligation in which the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness or obligation is not superior in right of payment to, or is pari passu with, the Securities, or (b) trade obligations incurred in the ordinary course of business.

In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other amount due on any Senior Indebtedness (and after expiration of any applicable grace period), and such default has not been cured or waived or ceased to exist, or in the event that the maturity of any Senior Indebtedness has been and remains accelerated because of a default, then, in either case, no payment shall be made by the Company to the Holders of the Securities with respect to the principal (including any redemption payment) of, interest on, or any other amount owing in respect of, the Securities.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment or distribution is made by the Company to the Holders of the Securities on account of the principal of, premium, if any, interest on, or any other amount owing in respect of, the Securities; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Securities or the Trustee would be entitled to receive from the Company, except for the provisions of this Section 6, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Securities or by the Trustee if received by them or it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of Securities or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the Holders of the Securities before all Senior Indebtedness is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

For purposes of this Section 6, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other company provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the extent provided in this Section 6 with respect to the Securities, to the payment of all Senior Indebtedness that may at the time be outstanding; provided, however, that (i) such Senior Indebtedness is assumed by the new company, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another company or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another company upon the terms and conditions provided for in Article 5 of the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6 if such other company shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article 5 of the Indenture. Nothing in this Section 6 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Indenture.

Subject to the payment in full of all Senior Indebtedness, the rights of the Holders of the Securities shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until the principal of, premium, if any, and interest on, and all other amounts owing in respect of, the Securities shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders of the

Securities or the Trustee would be entitled except for the provisions of this Section 6, and no payment over pursuant to the provisions of this Section 6, to or for the benefit of the holders of such Senior Indebtedness by Holders of the Securities or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Securities be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Section 6 are and are intended solely for the purposes of defining the relative rights of the Holders of the Securities, on the one hand, and the holders of Senior Indebtedness on the other hand.

Nothing contained in this Section 6 or elsewhere in this Securities Resolution or the Indenture or in the Securities is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Securities, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Securities the principal of (and premium, if any) and interest on and all other amounts owing in respect of the Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Securities and creditors of the Company, other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder of the Securities from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, as amended and supplemented by this Securities Resolution, subject to the rights, if any, under this Section 6 of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Section 6, the Trustee, subject to the provisions of Section 7.01 of the Indenture, and the Holders of the Securities, shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders of the Securities, for the purposes of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 6.

Each Holder of the Securities, by such Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 6 and appoints the Trustee as such Holder’s attorney-in-fact for any and all such purposes.

The Company shall give prompt written notice to a Trust Officer of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Securities pursuant to the provisions of this Section 6. Notwithstanding the provisions of this Section 6 or any other provision of the Indenture and this Securities Resolution, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Securities pursuant to the provisions of this Section 6 unless and until a Trust Officer shall have received written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any representative or trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 6 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on the Securities) then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled to rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Indebtedness (or a representative or trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a representative or trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Section 6, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Section 6, and if such evidence is not furnished, the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

The Trustee in its individual capacity shall be entitled to all the rights set forth in this Section 6 in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture or this Securities Resolution shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Section 6, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into the Indenture or this Securities Resolution against the Trustee. Except as set forth in any Securities Resolution under this Indenture establishing any Senior Indebtedness, the Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Section 7.01 of the Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders of Securities, the Company or any other person cash, property or securities to which any holder of Senior Indebtedness shall be entitled by virtue of this Section 6 or otherwise.

No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture or this Securities Resolution, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Securities, without incurring responsibility to the Holders of the Securities and without impairing or releasing the subordination provided in this Section 6 or the obligations hereunder of the Holders of the Securities to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other person.

7.	Denominations, Transfer, Exchange.

The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

8.	Persons Deemed Owners.

The registered holder of a Security may be treated as its owner for all purposes.

9.	Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency;

to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

10.	Restrictive Covenants.

The Securities are unsecured general obligations of the Company initially limited to $500,000,000 principal amount. The Company may from time to time without notice to, or the consent of, the Holders of the Securities, create and issue further securities of the same series, equal in rank to the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the Securities and have the same terms as to status, redemption or otherwise as the Securities. The Indenture does not limit or restrict the amount of other unsecured debt.

In addition to the restrictions on the Securities contained in the Indenture, the Securities will be subject to the following additional restrictive covenants:

Unless the Company shall have paid all accrued and payable interest on the Securities, except as provided below, the Company shall not, and shall not permit any of the Company’s subsidiaries to: (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Securities, or (iii) make any payments with respect to any guarantee by the Company of debt securities if such guarantee ranks upon liquidation on a parity with or junior to the Securities.

The foregoing provisions shall not prevent or restrict the Company from making, and the Company shall be permitted at any time, including during an Optional Deferral Period, to make any of the following: (i) purchases, redemptions or other acquisitions of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of the Company’s obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring the Company to purchase, redeem or acquire its capital stock; (ii) any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of the Company’s capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock; (iii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts; (iv) dividends or distributions paid or made in the Company’s capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of the Company’s capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest on the Securities is deferred; (v) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; and (vi) payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Securities, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

11.	Successors.

When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

12.	Defeasance Prior to Redemption or Maturity.

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

13.	Defaults and Remedies.

An Event of Default includes: (i) default in payment of principal or any premium when due on the Securities; (ii) default in payment of interest when due and payable that continues for 30 days (subject to the Company’s right to defer interest payments as set forth in Section 1); and (iii) certain events of bankruptcy, insolvency or reorganization involving the Company as set forth in Section 6.01 of the Indenture. An Event of Default with respect to the Securities shall not include a failure to comply with the covenants under the Indenture or this Securities Resolution. If an Event of Default occurs and is continuing (other than certain events of bankruptcy, insolvency or reorganization), the Trustee or the holders of at least 25% in aggregate principal amount of the Securities then outstanding may declare the principal amount of the Securities, and any accrued interest thereon, to be due and payable immediately. If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of all the outstanding Securities, and any accrued interest thereon, will automatically, and without any declaration or other action on the part of the Trustee or any holder of the Securities, become immediately due and payable.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to furnish an annual compliance certificate to the Trustee.

14.	Trustee Dealings with Company.

The Bank of New York Trust Company, N.A., the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

15.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.	Authentication.

The Securities shall not be valid until authenticated by a manual signature of the Registrar.

17.	Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act), and U/T/M/A (=Uniform Transfers to Minors Act).
The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of the Securities in larger type. Requests may be made to: Corporate Secretary, Wisconsin Energy Corporation, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

EXHIBIT 2
Junior Subordinated Notes
Supplemental Terms
     In addition to the terms set forth in Exhibit 1 to Securities Resolution No. 5, the Junior Subordinated Notes shall have the following terms:
     Section 1. Definitions. Capitalized terms used and not defined in either Exhibit 1 or 2 shall have the meaning given such terms in the Indenture. The following is an additional definition applicable to the Junior Subordinated Notes:
“Depositary” means, with respect to the Junior Subordinated Notes issued as one or more global Securities, The Depository Trust Company, New York, New York, or any successor thereto registered under the Securities Exchange Act of 1934 or other applicable statute or regulation.
     Section 2. Securities Issuable as Global Securities.
     (a) The Junior Subordinated Notes shall be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this Section 2, be registered only in the name of the Depositary or its nominee. Each global Security shall bear a legend substantially to the following effect:
“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”
     (b) If at any time (i) the Depositary with respect to the Junior Subordinated Notes notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or (ii) the Depositary for the Junior Subordinated Notes shall no longer be eligible or in good standing under the Securities Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such global Security. If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal principal amount of Registered Securities in the manner provided in Section 2.07 of the Indenture.

     (c) The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pursuant to Section 2.07 of the Indenture if (i) a Default or Event of Default shall have occurred and be continuing with respect to the Junior Subordinated Notes, or (ii) the Company determines that the Junior Subordinated Notes shall no longer be represented by global Securities.
     (d) In any exchange provided for in the preceding paragraphs (b) or (c), the Company will execute, and the Registrar will authenticate and deliver, Registered Securities. Registered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar. The Registrar shall deliver such Registered Securities to the persons in whose names such Securities are so registered.
     (e) The Junior Subordinated Notes will trade in the Depositary’s Same-Day Funds Settlement System. All payments of principal and interest on global Securities will be made by the Company in immediately available funds.